EXHIBIT 99.1

REVA Symposium Showcases Clinical Data

Company discusses positive long-term data, expanded clinical trials, and plans for growth

San Diego, California and Sydney, Australia (Thursday, 18 May 2017, AEST) – Today at the Paris Course on Revascularization (“EuroPCR”), REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) sponsored a symposium entitled, Fantom: performance gains and clinical data for a next generation BRS, which highlighted the recently announced clinical data from the FANTOM II trial. Information regarding the Company’s newly initiated clinical trials and plans for expansion was also presented.

Dr. Alexandre Abizaid, Director of Invasive Cardiology at Institute Dante Pazzanese of Cardiology in Sao Paulo, Brazil, provided a thorough review of the 12-month clinical results from the FANTOM II trial, which were released by the Company yesterday. The results, which included a very low 4.2% rate of Major Adverse Cardiac Events (“MACE”), demonstrate a strong safety profile for Fantom through a sustained timeframe.

Dr. Neils Holm from the Skejby-Aarhus University Hospital in Aarhus, Denmark expanded on the nine-month Optical Coherence Tomography (“OCT”) results that were also released by the Company yesterday. The OCT imaging results in a subset of patients treated with Fantom demonstrated vessel patency (maintenance of a wide open artery) and sustained healing with greater than 99% strut coverage at nine months.

Dr. Lukasz Koltowski from the Medical University of Warsaw in Poland and Dr. Matthias Lutz from Universitätsklinikum Schleswig-Holstein in Kiel Germany presented a selection of patient case examples from REVA’s recently initiated clinical trials. The FANTOM II Cohort C trial is evaluating the use of Fantom in longer lesions and in multiple vessels. FANTOM AMI is evaluating Fantom in patients that present with an acute myocardial infarction (“AMI”). Each of these trials is designed to evaluate the safety and performance of Fantom in more complex cases. Positive results will support indication expansion for Fantom, allowing physicians to confidently expand their use of the product in their patients.

Dr. Gregg Stone from the Columbia University Medical Center and the Cardiovascular Research Foundation closed the symposium with an overview of REVA’s future plans for geographic expansion, including information regarding the Company’s proposed trials in the United States and Japan. In addition, Dr. Stone announced REVA’s plans for a thinner version of Fantom (sub-100 micron strut thickness) that is targeted for 2018. This device is being developed to address the issues associated with the use of bioresorbable scaffolds in smaller vessels, and will be a significant addition to the Fantom family of products.

The presentation materials delivered at the symposium are attached hereto and available in the Investor Relations section of REVA’s website at www.revamedical.com.

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777     •     REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

REVA Medical, Inc. – ASX AnnouncementPage 2

About REVA

REVA is a medical device company located in San Diego, California, USA, that has developed a proprietary bioresorbable scaffold, as an alternative to metal stents, to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s Fantom® scaffold has been designed to offer an ideal balance of thinness and strength, with distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding our plans to commence commercial operations and sell products, conduct clinical trials, develop pipeline products, incur losses from operations, list our securities for sale on a U.S. stock exchange, and assess and obtain future financings for operating and capital requirements. Readers should not place undue reliance on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on February 28, 2017, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Communications	+61 438 217 279	+61 3 9866 4722
+1 858-966-3045	Andrew Cohen
+61 408 333 452

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability